Exhibit 99.7

LETTER AGREEMENT

This letter agreement (this “Agreement”) is made and entered into as of this September 9, 2022, by and among Tensile Capital Partners Master Fund LP (“Tensile”), Osmium Partners, LLC (“Osmium”) and Osmium Partners (Equation) LLC (the “GP”).

WHEREAS, the parties hereto are also parties to (a) that certain Amended and Restated Limited Partnership Agreement of Osmium Partners (Larkspur SPV), LP (the “LP Agreement”) and (b) that certain Operating Agreement of Osmium Partners (Equation) LLC (the “GP Agreement” and, together with the LP Agreement, the “Partnership Agreement”.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants contained herein, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1
AGREEMENT

       1A.         Termination of Partnership Agreement. Upon the expiration or earlier termination of the transfer restrictions set forth in Section 2 of that certain voting agreement, dated as of the date hereof, by and among Tuesday Morning Corporation and Osmium Partners (Larkspur SPV), LP (a “Triggering Event”), or as otherwise agreed to by the parties in writing, it is the intent of the parties to this Agreement that the Partnership Agreement be terminated, and partnership between them memorialized by the Partnership Agreement dissolved, in a manner consistent with Exhibit A to this Agreement.  This Agreement constitutes a legally binding agreement between the parties hereto, and, until the execution of definitive documentation incorporating the terms of Exhibit A to this Agreement (the “Definitive Documents”), this Agreement shall be deemed to be an amendment to, and termination of, the Partnership Agreement in accordance with Exhibit A hereto, contingent solely upon the occurrence of a Triggering Event.  From the date of this Agreement, the parties hereto will negotiate diligently and in good faith to enter into the Definitive Documents prior to the occurrence of a Triggering Event, and upon the execution of the Definitive Documents, the Definitive Documents will supersede this Agreement in all respects and this Agreement will terminate and be of no further force and effect.

ARTICLE 2
MISCELLANEOUS

2A.         Amendment and Waiver. This Agreement may be amended or any provision of this Agreement may be waived; provided that (i) any amendment shall be binding only if such amendment is set forth in a writing executed by the parties hereto and (ii) any waiver of any provision of this Agreement shall be effective against a party only if set forth in a writing executed by such party.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

2B.         Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing (including in electronic form) and shall be delivered in accordance with the notice provisions contained in the LP Agreement.

2C.         Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including directly or indirectly by change of control or by operation of law) without the prior written consent of the parties hereto.

2D.         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

2E.         No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each party hereto hereby confirms that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement shall control and prior drafts of this Agreement shall not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement).

2F.          Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no such caption had been used in this Agreement.

2G.         Complete Agreement. This Agreement and the Partnership Agreement contain the complete agreement among the parties hereto with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or among such parties, whether written or oral, or any prior course of dealing among them, which may have related to the subject matter hereof in any way.

2H.         Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied or electronically transmitted (including in .pdf or .tif formats) signature pages), all of which, taken together, shall constitute one and the same Agreement.

2I.          Governing Law. This Agreement, and all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, or the transactions contemplated by this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

2J.           WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

2K.          Specific Performance.  The parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement.  It is accordingly agreed that (i) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right neither the Sellers nor Buyer would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TENSILE

TENSILE CAPITAL PARTNERS MASTER FUND LP

By:	/s/ Douglas J. Dossey
Name:	Douglas J. Dossey
Its: Authorized Signatory

OSMIUM

OSMIUM PARTNERS, LLC

By:	/s/ John Lewis
Name:	John Lewis
Its: Authorized Signatory

GP

OSMIUM PARTNERS (EQUATION) LLC

By:	/s/ John Lewis
Name:	John Lewis
Its: Authorized Signatory

Exhibit A

The intent of the parties to this Agreement in agreeing to the following is that all of the shares / warrants held by the Partnership would be distributed to Osmium and Tensile pro rata to their respective economic ownership, Osmium’s carry (and its arrangements with Fred Hand) would be respected, the partnership between the parties would be maintained for tax purposes only and both Osmium and Tensile would be free to buy and sell shares of Tuesday Morning as they see fit subject only to applicable securities laws and arrangements with third parties.

LP Agreement

The waterfall (i.e., return of capital, 8% preferred return, 25% to carry, then 20/80) will remain in place with respect to Tensile shares currently owned by the Partnership.

The tax partnership will remain in place via contract so that gains and losses would be appropriately allocated amongst the parties upon sales of the Tensile shares currently held by the Partnership.

Tensile would true Osmium up for any reimbursable expenses of the Partnership to date, with both parties bearing their own expenses on a go-forward basis (e.g., all fees associated with maintaining the partnership and/or administration services would cease).

Both Osmium and Tensile would be entitled to sell (and buy) Tuesday Morning shares at will (subject to securities laws and board/insider limitations).

GP Agreement

 The GP would be dissolved, and its operating agreement terminated, except that Tensile could agree to permit an Osmium entity to remain as the sole GP.

 Warrant

Replacement warrants to be issued to Osmium and Tensile pro rata following their distribution to the parties.

Registration Rights Agreement

The rights under this agreement will be transferred with the subject shares, and joinders from Osmium and Tensile will be required.